Exhibit 99.2

Stock Purchase Agreement

This Stock Purchase Agreement (this “Agreement”) is made as of October 13, 2017, by and between SPAR Marketing Force, Inc., a Nevada corporation (“Buyer”) and Joseph L. Paulk, a Florida resident (“Seller”).

RECITALS

Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the “Shares”) of capital stock owned or controlled by Seller of Resource Plus of North Florida, Inc., a Florida corporation (“Resource Plus”), Mobex of North Florida, Inc. a Florida corporation (“Mobex”), BlueDot Resource, LLC, a Florida limited liability company (“BlueDot”), and Leasex, LLC, a Florida limited liability company (“Leasex” and, collectively with Resource Plus, Mobex, and BlueDot, the “Acquired Companies”), for the consideration and on the terms set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound and in consideration of the premises and mutual promises herein contained, agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Acquired Company or Acquired Companies” – as defined in the Recitals.

“Acquired Company Balance Sheet” – the balance sheet of each Acquired Company as of December 31, 2017 (the “Balance Sheet Date”).

“Adjustment Amount” – as defined in Section 2.6.

“affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” – the Noncompetition Agreement, the Consultant Agreement, the Promissory Note, the Employment Contract, the Escrow Agreement, and the Lease.

“Basket” – as defined in Section 8.2(c)(i).

“Balance Sheet Date” – as defined in the definition of “Acquired Company Balance Sheet”.

“BC” – Buccaneer Capital Corporation II, a Florida corporation.

“Bonus Payments” – the payments contemplated by Section 2.5.

“Breach” – a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered or contemplated pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

“Cap” – as defined in Section 8.2(c)(ii).

“Capital Accounts” – the accounts established and maintained by each Acquired Company for Seller to reflect the taxed amount of money and other monetary or non-monetary contributions of Seller to each Acquired Company.

“Closing” – as defined in Section 2.10.

“Closing Date” – as defined in Section 2.10.

“Code” – Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” – the efforts that a prudent Person desirous of achieving a result would use in similar circumstances.

“Consent” – any approval, consent, ratification, waiver, permits or other authorizations, to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authorization.

“Consultant Agreement” – that certain Consultant Agreement, dated as of the Closing Date, between Resource Plus and Seller (in substantially the form attached hereto as Exhibit A).

“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including:

(a)	the sale of the Shares by Seller to Buyer;

(b)	the execution, delivery, and performance of the Ancillary Agreements;

(c)	the performance by Buyer and Seller of their respective covenants and obligations under this Agreement;

(d)	Buyer’s acquisition and ownership of the Shares; and

(e)	Buyer’s purchase of 2% of the outstanding shares or other ownership interest in each of the Acquired Companies from Richard Justus (“Justus”).

“Contract” – any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied).

“Disclosure Schedules” – the disclosure schedules attached to this Agreement.

“EBITDA” – net income plus taxes plus interest expense minus interest income, plus depreciation and amortization, and minus capital expenditures. Any amount of overhead charged to an Acquired Company other than charges for direct expenses as approved by such Acquired Company or for an arm’s length allocation of shared expenses by SGRP as approved by such Acquired Company will be added to EBITDA for the purposes of calculating the Bonus Payments.

“Employment Contract” – that certain Employment Terms and Severance, dated as of the Closing Date, between Resource Plus and Joel Paulk containing terms substantially similar to the terms of Joel Paulk’s employment terms as of the Closing Date (in substantially the form attached hereto as Exhibit B).

“Encumbrance” – any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” – soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” – any cost, damages, expense, fines, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law.

“Environmental Law” – any Legal Requirements related to the protection of human health (solely to the extent related to exposure to hazardous substances or materials) or to the environment or to the generation, storage, handling, use, transportation, disposal or release of any pollutant, contaminant or chemical or any other hazardous substance or material.

“Escrow Accounts” – the respective accounts used to hold the Shares and the Escrow Amount.

“Escrow Agent” – Foley & Lardner LLP, a Wisconsin limited liability partnership.

“Escrow Agreement” – that certain Escrow Agreement, dated as of the date hereof, among Seller, Buyer, and Escrow Agent (in substantially the form attached hereto as Exhibit C).

“Escrow Amount” - $400,000.

“Excess Net Worth Amount” –19.6% of net worth on the AFS in excess of $2,900,000.

“Facilities” – any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles) currently or formerly owned or operated by any Acquired Company.

“GAAP” –United States generally accepted accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to herein were or will be prepared.

“Governmental Authorization” – any Consent made by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any nation, state, county, city, town, village, district, federal, state, local, municipal, governmental or quasi-governmental authority of any nature, or other jurisdiction of any nature.

“Hazardous Materials” – any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

“Intellectual Property Assets” – as defined in Section 3.20(a).

“IRC” – the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS” – the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

(a)	such individual is actually aware of such fact or other matter; or

(b)

such individual could reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

“Leases” – signed 5-year leases on the properties currently rented by the Acquired Companies at the same terms and conditions as are currently being paid.

“Legal Requirement” – any federal, state, local, municipal, foreign, international, multinational, or other Order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Liabilities” – any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise

“Material Contracts” – shall mean:

(a)

each Contract of an Acquired Company involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by an Acquired Company without penalty or without more than 60 days’ notice;

(b)	all Contracts that require an Acquired Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(c)	all Contracts that provide for the indemnification by an Acquired Company of any Person or the assumption of any Liability of any Person;

(d)

all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(e)

all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which an Acquired Company is a party;

(f)

all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which an Acquired Company is a party and which are not cancellable without material penalty or without more than 60 days’ notice;

(g)	except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of an Acquired Company;

(h)	all Contracts with any Governmental Body to which an Acquired Company is a party;

(i)	all Contracts that limit or purport to limit the ability of an Acquired Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(j)	any Contracts to which an Acquired Company is a party that provide for any joint venture, partnership or similar arrangement by an Acquired Company;

(k)	all Contracts between or among an Acquired Company on the one hand and Seller or any Affiliate of Seller (other than an Acquired Company) on the other hand;

(l)	any other Contract that is material to an Acquired Company and not previously disclosed.

“Noncompetition Agreement” – that certain Noncompetition and Confidentiality Agreement, dated as of the Closing Date, among the Acquired Companies and Seller (in substantially the form attached hereto as Exhibit D).

“Occupational Safety and Health Law” – any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” – any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” – an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a)	such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(b)	such action is similar in nature and magnitude to actions customarily taken and consistent with industry standards.

“Organizational Documents” – (a) the articles of incorporation or certificate of formation/organization of each Acquired Company, as may be amended from time to time and (b) the bylaws or operating agreement of each Acquired Company.

“Person” – any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of an Acquired Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of an Acquired Company for any Pre-Closing Tax Period.

“Proceeding” – any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Promissory Note” – that certain Promissory Note, dated as of the Closing Date, entered into by Buyer in favor of Seller in the amount of $2,600,000 (in substantially the form attached hereto as Exhibit E).

“Real Property” – the real property owned, leased or subleased by any Acquired Company, together with all buildings, structures and facilities located thereon.

“Release” – any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representative” – with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“SGRP” – SPAR Group, Inc.

“Shares” – as defined in the Recitals.

“Shares Transfer” – The transfer of Shares from the Escrow Account to Buyer.

“Shares Transfer Date” – Closing Date.

“Taxes” – all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” – any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Threatened” – a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2.	PURCHASE AND SALE OF SHARES

2.1	ESCROW

On or prior to the date hereof:

(a)	Seller will transfer the Shares to Escrow Agent for deposit into an Escrow Account; and

(b)	Buyer will transfer the Escrow Amount to the Escrow Agent for deposit into an Escrow Account.

2.2	PURCHASE AND SALE OF SHARES

At the Closing, (a) Seller shall direct Escrow Agent to release the Shares to Buyer, (b)  Escrow Agent shall deliver to Seller, and Seller shall accept and take delivery of one-half of the Escrow Amount, and (c) Escrow Agent shall deliver to BC, and Seller shall cause BC to accept and take delivery of one-half of the Escrow Amount.

2.3	PURCHASE PRICE

The following amount shall be payable by Buyer in the aggregate to Seller for the Shares: (i) $3,000,000 (the “Base Purchase Price”), plus (ii) the Bonus Payments (as determined in accordance with Section 2.5), if any, minus (iii) the Adjustment Amount (as determined in accordance with Section 2.6), if any, plus (iv) simple interest on the Base Purchase Price at the annual mid-term applicable federal rate of 1.85% as published by the Internal Revenue Service for October 2017, plus (v) the Excess Net Worth Amount, if any, to be paid in 24 equal monthly installments starting with January 31, 2018 until paid in full. The dollar amount resulting from the sum of clauses (i)-(v) shall be the “Purchase Price”.

2.4	PAYMENT OF THE BASE PURCHASE PRICE

The Base Purchase Price shall be paid as follows:

(a)	At Closing, Escrow Agent shall distribute from the Escrow Account $200,000 to each of Seller and BC.

(b)	The remaining $2,600,000 of the Base Purchase Price (which amount will be secured by the Promissory Note) shall be paid as follows:

(i)

Starting on December 31, 2018 and ending on December 31, 2023, Buyer shall cause Resource Plus or SPAR to pay to Seller $300,000 per year out of Buyer’s share of distributions on December 31 of each such year (each an “Annual Payment”) until December 31, 2023 at which time any remaining balance will be paid in full, subject, in each case and in the aggregate, to reduction in accordance with the terms of Sections 2.4(c) and 2.4(d) below. The Annual Payments made by Resource Plus or SPAR shall be credited against Buyer’s obligations under the Promissory Note.

(ii)	Two-thirds (2/3) of each Annual Payment, if any, shall be paid to BC and the remaining one-third (1/3) of each Annual Payment shall be paid to Seller.

(iii)	The interest for each year shall be paid on December 31 of each year.

(c)

Once the Adjustment Amount, if any, has been finalized in accordance with the terms of Section 2.7 below, each Annual Payment, in the order in which such Annual Payment becomes due and payable, shall be reduced by the greater of (i) the Adjustment Amount or (ii) $300,000 until the balance of the Adjustment Amount has been reduced to zero or until December 31, 2023 at which time any remaining balance will be paid in full.

(d)

If, after giving effect to any reductions in an Annual Payment as a result of the finally determined Adjustment Amount, the balance of any Annual Payment is less than $300,000 but greater than $0, then two-thirds (2/3) of such balance shall be paid to BC and the remaining one-third (1/3) of such balance shall be paid to Seller.

(e)	If, after giving effect to payments made by Resource Plus, any portion of an Annual Payment remains unpaid, Buyer shall pay the balance of such Annual Payment.

2.5	BONUS PAYMENTS

Within three (3) calendar months after the end of each fiscal year until the Promissory Note is paid in full, Buyer shall deliver to Seller audited financial statements of Resource Plus (“AFS”) and make all payments due under this Section 2.5 as follows:

(a)	With respect to potential bonus payments for each year from 2018-2022, Buyer shall pay or cause to be paid to Seller an amount calculated in accordance with Exhibit F (the “Bonus Payments”).

(b)	The aggregate amount in Bonus Payments paid to Seller shall in no event exceed $500,000.

2.6	ADJUSTMENT AMOUNT

The “Adjustment Amount” will set forth the amount that the stockholders’ equity of Resource Plus on the ABS (as determined in accordance with GAAP) is less than $2,700,000 (“Minimum Net Equity”). If Seller has taken any distributions from the Acquired Companies after August 1, 2017, then the Minimum Net Equity shall be increased to include the amount of such distributions. At any time before Closing, the Acquired Companies may make tax distributions for the 2017 calendar year to the equity owners thereof in an amount sufficient to pay the federal income tax liability of all equity owners, which liability shall be computed at the highest federal income tax bracket in effect for the 2017 tax year, and the Minimum Net Equity Amount shall be increased to include the amount of such distributions. The Acquired Companies may pay the Seller and Justus all amounts Seller and Justus loaned to the Acquired Companies as shown on the balance sheets of the Acquired Companies as of the date hereof; any such amounts shall not be counted as distributions.

2.7	ADJUSTMENT PROCEDURE

(a)

Buyer will deliver to Seller within 60 days after the Closing the GAAP Audited Balance Sheet of Resource Plus as of the Closing Date (the “ABS”). If the ABS sets forth a net worth less than the Minimum Net Equity, then Seller will have 30 days following delivery of the ABS to object to the ABS; and, if no objection is received, the ABS will be used in computing the Adjustment Amount under Section 2.6.

(b)

If Seller gives such notice of objection, then the issues in dispute will be submitted to BDO USA, LLP (the “Accountants”), for resolution. If issues in dispute are submitted to the Accountants for resolution, each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request. The final determination by the Accountants will be binding and conclusive on the parties, and Buyer and Seller will each bear 50% of the Accountants’ fees for such determination.

2.8	ADDITIONAL COMPENSATION

In addition to the Purchase Price, Buyer agrees:

(a)	To provide Seller with medical insurance under an Acquired Company Employee Plan from the Closing Date until August 31, 2019 paid for by Resource Plus.

(b)	To transfer to Seller the car currently being driven by Seller and owned by Resource Plus at a date selected by Buyer, in its sole discretion, free and clear of any liens or amounts due for such car.

2.9	PRE-CLOSING OBLIGATIONS

As of the date hereof:

(a)	Seller will deliver to the Escrow Agent (1) certificates representing the Shares and (2) duly-executed stock powers transferring the Shares to Buyer; and

(b)	Buyer will deliver to the Escrow Agent the Escrow Amount.

2.10	CLOSING

The “Closing” shall take place electronically by the mutual exchange and delivery to the counterparty of facsimile or portable document format (.PDF) signatures, commencing at 10:00 a.m. eastern standard time on December 31, 2017 (the “Closing Date”). Subject to the provisions of Section 7.1, failure to consummate the transactions contemplated in this Agreement on the date and time and at the place determined pursuant to this Section 2.10 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

3.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1	ORGANIZATION AND GOOD STANDING

Each Acquired Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, organization, or formation, and has all organizational powers and all governmental licenses, authorizations, permits consents and approvals required to carry on its business as it has been and is now currently conducted. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under each state or other jurisdiction where such qualification is necessary.

3.2	AUTHORITY; NO CONFLICT

(a)

Seller has full power and authority to enter into this Agreement and the Ancillary Agreements, to carry out the obligations hereunder and thereunder and to consummate the transactions hereby and thereby. The execution, delivery and performance of this Agreement, the Ancillary Agreements and other documents and instruments to be executed and delivered by Seller pursuant hereto and thereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action of Seller. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Seller and, when executed and delivered, this Agreement, the Ancillary Agreements and the other documents and instruments to be executed and delivered by Seller pursuant hereto and thereto will constitute the legal, valid, and binding agreements of Seller, enforceable against Seller in accordance with their respective terms.

(b)

The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (1) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of any of the Acquired Companies; (2) conflict with or result in a violation or breach of any provision of any Law applicable to Seller or the Acquired Companies; (3) except as set forth in Section 3.2(b) of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or an Acquired Company is a party or by which Seller or an Acquired Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any permit affecting the properties, assets or business of an Acquired Company; or (4) result in the creation or imposition of any Encumbrance on any properties or assets of an Acquired Company. No Consent of a Governmental Body is required by or with respect to Seller or the Acquired Companies in connection with the execution and delivery of this Agreement and the Ancillary Agreements.

3.3	CAPITALIZATION

All authorized, issued, and outstanding shares of capital stock or equity securities of each Acquired Company (the “Outstanding Shares”) are as set forth on Section 3.3 of the Disclosure Schedules. All of the Outstanding Shares have been duly authorized and validly issued in compliance with all Legal Requirements and are fully paid and non-assessable and owned by Seller or BC, as applicable, in each case, free and clear of any Encumbrances. None of the Outstanding Shares were issued in violation of any Legal Requirements, agreement, arrangement or understanding to which Seller, BC or any Acquired Company is a party or in violation of any preemptive or similar rights of any Person. There are no outstanding or authorized (a) shares of capital stock or other equity securities of any Acquired Company (other than the Outstanding Shares) or any debt securities relating to any Acquired Company, (b) securities of any Acquired Company convertible into or exchangeable for shares of capital stock or other equity securities of such Acquired Company or (c) options, warrants, other rights to acquire from any Acquired Company or any other Person, or other obligations of any Acquired Company to issue, any shares of capital stock or other equity securities, any securities convertible or exchangeable for capital stock or other equity securities of any Acquired Company or any debt securities relating to any Acquired Company (the items in clauses (a), (b) and (c) being referred to collectively as the “Acquired Companies Securities”). There are no outstanding obligations of any Acquired Company to repurchase, redeem or otherwise acquire any Acquired Companies Securities. There are no outstanding agreements or other understandings relating to the voting of any Acquired Companies Securities.

3.4	NO SUBSIDIARIES

None of the Acquired Companies owns, or has any interest in any shares or have an ownership interest in any other Person.

3.5	BOOKS AND RECORDS

(a)

The books of account, minute books, stock record books, organizational documents and other records of the Acquired Companies, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices including the maintenance of an adequate system of internal controls. The minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

(b)

Complete copies of each Acquired Company’s audited financial statements consisting of the balance sheets of each Acquired Company as at December 31 in each of the years 2014, 2015, and 2016 and the related statements of income and retained earnings, stockholder’s equity and cash flow for the years then ended (each an “Acquired Company AFS”), and unaudited financial statements consisting of the balance sheet of each Acquired Company as of September 30], 2017 and the related statements of income and retained earnings, stockholder’s equity and cash flow for the nine-month period then ended (each an “Acquired Company IFS” and, together with the Acquired Company AFS, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of each Acquired Company IFS, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in any Acquired Company AFS). The Financial Statements are based on the books and records of each Acquired Company, and fairly present the financial condition of each Acquired Company as of the respective dates they were prepared and the results of the operations of each Acquired Company for the periods indicated. Each Acquired Company maintains a standard system of accounting established and administered in accordance with GAAP.

3.6	TITLE TO PROPERTIES; ENCUMBRANCES

The respective Acquired Company Balance Sheet of each Acquired Company contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by such Acquired Company. The Acquired Companies have good and valid title to all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) reported on their respective balance sheet or acquired after the date hereof.

3.7	CUSTOMERS AND SUPPLIERS

(a)

Section 3.7(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to any Acquired Company for goods or services rendered in an amount greater than or equal to $250,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. No Acquired Company has received any notice, or has any reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with such Acquired Company.

(b)

Section 3.7(b) of the Disclosure Schedules sets forth (i) each supplier to whom any Acquired Company has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. No Acquired Company has received any notice, or has any reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to such Acquired Company or to otherwise terminate or materially reduce its relationship with such Acquired Company.

3.8	ACCOUNTS RECEIVABLE

The respective Acquired Company Balance Sheet of each Acquired Company contains a complete and accurate list of all accounts receivables of such Acquired Company (the “Accounts Receivables”) as of the date of the Closing. All Accounts Receivables represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business, collectible net of the respective reserves shown on each Acquired Company Balance Sheet, subject to such reserves, each of the Accounts Receivable will be collected in full, without any set-off, within 90 days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Any Accounts Receivable not collected in 90 days after the Closing Date will be booked as bad debt and used to reduce the Stockholders Equity and the Adjustment Amount in Section 2.6 will be recalculated to add the aggregate amount of such bad debt to the Minimum Net Equity.

3.9	NO UNDISCLOSED LIABILITIES

The Acquired Companies have no Liabilities of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for Liabilities reflected or reserved against on an Acquired Company Balance Sheet. The charges, accruals, and reserves with respect to Taxes on the respective books of each Acquired Company are adequate (determined in accordance with GAAP) and are at least equal to that Acquired Company’s Liability for Taxes. There exists no proposed Tax assessment against any Acquired Company except as disclosed in the Balance Sheet. All Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

3.10	NO MATERIAL ADVERSE CHANGE

Since the Balance Sheet Date, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of any Acquired Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.11	EMPLOYEE BENEFITS

(a)

Section 3.11(a) of the Disclosure Schedules sets forth a correct and complete list of, and the Seller has made available to Buyer copies of each (1) “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) employment, severance or similar contract, plan, arrangement or policy and (3) other plan, arrangement or policy (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) (i) which is sponsored, maintained, administered or contributed to by an Acquired Company (each, an “Acquired Company Employee Plan”) or (ii) covers any Employee and is sponsored, maintained, administered or contributed to by an Acquired Company or any of its ERISA affiliates. Seller has made available to Buyer copies of the currently effective summary plan description, together with each summary of material modifications, if required by ERISA; all material and currently effective employee communications relating to each Acquired Company Employee Plan, where applicable; copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Acquired Company Employee Plan; in the case of any Acquired Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the IRS and any legal opinions issued thereafter with respect to such Acquired Company Employee Plan’s continued qualification; in the case of any Acquired Company Employee Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; actuarial valuations and reports related to any Acquired Company Employee Plan with respect to the two most recently completed plan years; the most recent nondiscrimination tests performed under the Code; and copies of material notices, letters or other correspondence from the IRS, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to such Acquired Company Employee Plan.

(b)

None of the Acquired Companies, any ERISA affiliate or any predecessor thereof sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any Acquired Company Employee Plan subject to Title IV of ERISA.

(c)

None of the Acquired Companies, any ERISA affiliate or any predecessor thereof contributes to, or has in the past contributed to (or had an obligation to contribute to), any multiemployer plan, as defined in Section 3(37) of ERISA, and no event has occurred or condition exists which would be reasonably expected to result in any Acquired Company incurring any material liability as a successor employer with respect to any such multiemployer plan to which Seller or any of its ERISA affiliates has contributed (or had an obligation to contribute).

(d)

Each Acquired Company Employee Plan which is intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”) has received a favorable determination, opinion or advisory letter, or or is a prototype or volume submitted plan for which the sponsor of such prototype or volume submitter plan has received a favorable determination or opinion letter from the Internal Revenue Service regarding its qualification thereunder upon which the Acquired Companies may rely, and no event has occurred since the date of the most recent determination letter relating to any such Qualified Plan that would reasonably be expected to result in the disqualification of such Qualified Plan or the loss of tax-exempt status for the related trust. Nothing has occurred with respect to any Acquire Company Employee Plan that has subjected or could reasonably be expected to subject any Acquired Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code. Seller has made available to Buyer copies of the most recent IRS determination, opinion or advisory letter with respect to each such Acquired Company Employee Plan. Each Acquired Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all Applicable Laws, including ERISA and the Code, which are applicable to such Acquired Company Employee Plan. There is no Proceeding pending (other than routine claims for benefits) or, to the Knowledge of Seller, threatened with respect to any Acquired Company Employee Plan or against the assets of any Acquired Company Employee Plan, in each case regarding any Employee.

(e)

The Acquired Companies do not have any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits, except as required to avoid excise tax under Section 4980B of the Code, and will not incur any such liability as a successor employer with respect to its ERISA affiliates as of the date hereof.

(f)

Except as set forth in this Agreement, neither the execution and delivery of this Agreement, the Ancillary Agreements, and any related documents nor the consummation of the transactions contemplated hereby or thereby will, either alone or in combination with any other event, (1) result in payment becoming due under any Acquired Company Employee Plan, (2) increase any compensation or benefits payable under any Acquired Company Employee Plan, including acceleration of the time of payment or vesting of any compensation or benefits, (3) require any Acquired Company to fund any liabilities or place in trust or otherwise set aside any amounts in respect of any Acquired Company Employee Plan, (4) result in any payments or benefits for any current or former Employees under any Acquired Company Employee Plan that may be considered “excess parachute payments” under Section 280G of the Code, or (5) limit or restrict the right of any Acquire Company to merge, amend or terminate any Acquired Company Employee Plan.

(g)

Each individual who is classified by any Acquired Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Acquired Company Employee Plan.

(h)

No Acquired Company is currently a party to or otherwise obligated under any arrangement requiring it to provide any gross-up, make-whole or other payment with respect to Taxes, including payments relating to Section 409A or Section 4999 of the Code.

(i)

There has not been any announced plan or legally binding commitment to create any additional arrangement that would be considered an Acquired Company Employee Plan, or to amend, modify or terminate any Acquired Company Employee Plan, which would result in any material increase in the liabilities of any Acquired Company.

(j)	Each Employee who is a participant in any defined benefit pension plan of an Acquired Company or its ERISA affiliates is fully vested in his or her benefit under such plan.

(k)

Each Acquired Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, any Acquired Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event.

(l)

Except as set forth in Section 3.11(l) of the Disclosure Schedules, there is no pending or Threatened Proceeding, and no Acquired Company Employee Plan has with the past five (5) years prior to the date hereof been the subject of an examination or audit by a Governmental Body or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Body.

(m)

Except as set forth in Section 3.11(m) of the Disclosure Schedules and other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Acquired Company Employee Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

3.12	COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a)

Each Acquired Company is, and at all times has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

(b)

No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a material violation by any Acquired Company of, or a material failure on the part of any Acquired Company to comply with, any Legal Requirement, or (ii) may give rise to any material obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(c)

No Acquired Company has received, at any time since January 1, 2014, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any material Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any material nature.

3.13	LEGAL PROCEEDINGS; ORDERS

There is no pending Proceeding:

(a)	that has been served upon any Acquired Company or that otherwise relates to, or may affect the business of, or any of the assets owned or used by, any Acquired Company; or

(b)	that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

3.14	ABSENCE OF CERTAIN CHANGES AND EVENTS

Since the Balance Sheet Date, the Acquired Companies have conducted their respective businesses only in the Ordinary Course of Business and there has not been any:

(a)

change in any Acquired Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b)	amendment to the Organizational Documents of any Acquired Company;

(c)

entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Company;

(d)	material change in any method of accounting or accounting practice of the Acquired Companies, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(e)	entry into any Material Contract;

(f)	incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;

(g)	transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(h)	transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property Assets or any Contracts involving Intellectual Property Assets;

(i)

abandonment or lapse of or failure to maintain in full force and effect any issuance, registration or application of Intellectual Property Assets by, to or with any Governmental Body or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing

(j)	material damage, destruction or loss (whether or not covered by insurance) to its property;

(k)

acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which an Acquired Company is a party or by which it is bound;

(l)	any material capital expenditures or investment in any other Person;

(m)	imposition of any Encumbrance upon any of the Acquired Companies’ properties, capital stock or assets, tangible or intangible;

(n)

grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law;

(o)	hiring or promoting any Person as or to (as the case may be) an officer except to fill a vacancy in the Ordinary Course of Business;

(p)

adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;

(q)	any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(r)	entry into a new line of business or abandonment or discontinuance of existing lines of business;

(s)

purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $5,000, individually (in the case of a lease, per annum) or $25,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business;

(t)	acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(u)

action by an Acquired Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax Liability or reducing any Tax asset of Buyer in respect of any Tax period after the Closing; or

(v)	any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.15	CONTRACTS; NO DEFAULTS

(a)	Schedule 3.15 contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies, of:

(i)	each Contract that involves performance of services or delivery of goods or materials with a total order price of $100,000 or more by one or more Acquired Companies;

(ii)	each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies;

(iii)

each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements;

(iv)

each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(v)	each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

(vi)

each Contract containing covenants that in any way purport to restrict the business activity of any Acquired Company or any Affiliate of an Acquired Company or limit the freedom of any Acquired Company or any Affiliate of an Acquired Company to engage in any line of business or to compete with any Person;

(vii)	each Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(viii)	each power of attorney that is currently effective and outstanding that relates to any Acquired Company;

(ix)	each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;

(x)	each Contract for capital expenditures in excess of $50,000.00;

(xi)	each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business; and

(xii)	each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)	Each Contract identified on Schedule 3.15 or required to be identified is in full force and effect and is valid and enforceable in accordance with its terms.

(c)

There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Contracts identified on Schedule 3.15 with any Person and no such Person has made written demand for such renegotiation.

(d)

The Contracts identified on Schedule 3.15 relating to the sale, or provision of services by the Acquired Companies have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.16	INSURANCE

(a)	Seller has delivered to Buyer:

(i)

true and complete copies of all policies of insurance to which any Acquired Company is a party or under which any Acquired Company, or any director of any Acquired Company, is or has been covered at any time within the two years preceding the date of this Agreement;

(ii)	true and complete copies of all pending applications for policies of insurance;

(iii)	any statement by the auditor of any Acquired Company’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims;

(iv)	any self-insurance arrangement by or affecting any Acquired Company, including any reserves established thereunder;

(v)	any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Acquired Company; and

(vi)

all obligations of the Acquired Companies to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(vii)	all policies to which any Acquired Company is a party or that provide coverage to Seller, any Acquired Company, or any director or officer of an Acquired Company:

(b)

The Acquired Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company or director thereof.

3.17	ENVIRONMENTAL AND HEALTH AND SAFETY MATTERS

(a)

Each Acquired Company is, and at all times has been, in material compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Seller or Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b)

There are no pending or, to the Knowledge of Seller and the Acquired Companies, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Seller or any Acquired Company has or had an interest.

(c)

No Seller or Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or any Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d)

No Seller or Acquired Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which Seller or any Acquired Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

(e)

There are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. No Seller, Acquired Company, any other Person for whose conduct they are or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or any Acquired Company has or had an interest except in full compliance with all applicable Environmental Laws.

(f)

There has been no Release or, to the Knowledge of Seller and the Acquired Companies, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Seller or any Acquired Company has or had an interest, or any geologically or hydrologically adjoining property, whether by Seller, any Acquired Company, or any other Person.

(g)

Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Seller, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

3.18	EMPLOYEES

Section 3.18 of the Disclosure Schedules sets forth a true and complete list of the names, titles, annual salaries or hourly wage rate, as applicable, annual bonus opportunity and other compensation and identity of each employer of each employee of the Acquired Companies (each an “Employee”). The Employees constitute all of the workforce necessary to conduct the operations of the Acquired Companies as currently conducted and that are required to perform services in accordance with any Contracts to which any Acquired Company is a party. Each Employee is legally authorized to work in the location in which he or she is currently employed. Since January 1, 2014, there have not been any labor disputes, any union organization attempts or any work stoppages due to labor disagreements with respect to any Employees. There is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to the Knowledge of Seller, Threatened against or affecting the Acquired Companies involving any Employee nor any secondary boycott with respect to any goods or services of the Acquired Companies.

3.19	EMPLOYEE LIABILITIES

The Acquired Company Balance Sheets contain a complete and accurate list of the Liability for vacation accrued; and service credited for purposes of vesting and eligibility to participate under any cash bonus, severance pay, insurance, medical, welfare, or vacation plan.

3.20	INTELLECTUAL PROPERTY

(a)	Intellectual Property Assets – The term “Intellectual Property Assets” includes:

(i)

the name “Resource Plus”, “Mobex, Inc.”, “BlueDot”, and “Leasex, Inc.”, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, “Marks”);

(ii)	all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents”);

(iii)	all copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv)	all rights in mask works (collectively, “Rights in Mask Works”); and

(v)

all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”); owned, used, or licensed by any Acquired Company as licensee or licensor.

(b)

Agreements – There are no royalties paid or received by the Acquired Companies, relating to the Intellectual Property Assets to which any Acquired Company is a party or by which any Acquired Company is bound.

(c)	Know-How Necessary for the Business

(i)

One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

(ii)

All former and current employees of each Acquired Company have executed written Contracts that assign to the Acquired Companies all rights to any inventions, improvements, discoveries, or information relating to the business of any Acquired Company. No employee of any Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Acquired Companies.

(d)	Patents

(i)

The Acquired Companies is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

(ii)

All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after the Closing Date.

(iii)

No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Seller’s Knowledge, there is no potentially interfering patent or patent application of any third party.

(iv)

No Patent has infringed or, to Seller’s Knowledge, has been challenged or Threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by any Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(v)	All products made, used, or sold under the Patents have been marked with the proper patent notice.

(e)	Trademarks

(i)

The Acquired Companies are the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii)

All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after the Closing Date.

(iii)	No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Seller’s Knowledge, no such action is Threatened with the respect to any of the Marks.

(iv)	To Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any third party.

(v)

No Mark is infringed or, to Seller’s Knowledge, has been challenged or Threatened in any way. None of the Marks used by any Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

(vi)	All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(f)	Copyrights

(i)

One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii)

All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after the date of Closing.

(iii)

No Copyright is infringed or, to Seller’s Knowledge, has been challenged or Threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

(iv)	All works encompassed by the Copyrights have been marked with the proper copyright notice.

(g)	Trade Secrets

(i)

With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii)	Seller and the Acquired Companies have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

(iii)

The Acquired Companies have good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Seller’s Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Acquired Companies) or to the detriment of the Acquired Companies. No Trade Secret is subject to any adverse claim or has been challenged or Threatened in any way.

3.21	CERTAIN PAYMENTS

No Acquired Company or director, officer, agent, or employee of any Acquired Company, or any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly (a) made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Affiliate of an Acquired Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

3.22	DISCLOSURE

In connection with this Agreement, and all schedules and exhibits hereto, and any other agreement, document, certificate or statement made to Buyer by or on behalf the Seller in connection with the transactions contemplated hereby, the Seller has not made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3.23	BROKERS OR FINDERS

Seller and their Representatives have incurred no Liabilities, contingent or otherwise for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or any Ancillary Agreement based upon arrangement made by or on behalf of Seller.

3.24	NO SHOP CONDITION

Seller has not communicated in any manner with any other person or entity about the sale of all or part of the Acquired Companies prior to the date of this Agreement.

3.25	TAXES

(a)

All Tax Returns required to be filed on or before the Closing Date by the Acquired Companies have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Acquired Companies (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)

The Acquired Companies have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)	No claim has been made by any taxing authority in any jurisdiction where any Acquired Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)	No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Acquired Company.

(e)

The amount of the each Acquired Company’s Liability for unpaid Taxes for all periods ending on or before the Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of each Acquired Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of an Acquired Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)	Section 3.25(f) of the Disclosure Schedules sets forth:

(i)	the taxable years of the Acquired Companies as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)	those years for which examinations by the taxing authorities have been completed; and

(iii)	those taxable years for which examinations by taxing authorities are presently being conducted.

(g)	All deficiencies asserted, or assessments made, against the Acquired Companies as a result of any examinations by any taxing authority have been fully paid.

(h)	No Acquired Company is a party to any Proceeding by any taxing authority. There are no pending or Threatened Proceedings by any taxing authority.

(i)

Seller has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, an Acquired Company for all Tax periods ending after January 1, 2012.

(j)	There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Acquired Companies.

(k)	No Acquired Company is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l)	No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Acquired Companies.

(m)

No Acquired Company has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Acquired Companies have no Liability for Taxes of any Person (other than the Acquired Companies) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n)

The Acquired Companies will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)

any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)	an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)	a prepaid amount received on or before the Closing Date;

(iv)	any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)	any election under Section 108(i) of the Code.

(o)

Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Each Acquired Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p)	None of the Acquired Companies has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q)

The Acquired Companies are not, and have not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

3.26	TITLE TO ASSETS; REAL PROPERTY

The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Acquired Company Balance Sheets or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date.

3.27	CONDITION AND SUFFICIENCY OF ASSETS

The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Acquired Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by any Acquired Company, together with all other properties and assets of such Acquired Company, are sufficient for the continued conduct of such Acquired Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute substantially all of the rights, property and assets necessary to conduct the business of such Acquired Company as currently conducted.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1	ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

4.2	AUTHORITY; NO CONFLICT

(a)

Buyer has full power and authority to enter into this Agreement and the Ancillary Agreements, to carry out the obligations hereunder and thereunder and to consummate the transactions hereby and thereby. The execution, delivery and performance of this Agreement, the Ancillary Agreements and other documents and instruments to be executed and delivered by Buyer pursuant hereto and thereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action of Buyer. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Buyer and, when executed and delivered, this Agreement, the Ancillary Agreements and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and thereto will constitute the legal, valid, and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms.

(b)

The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (1) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of any of Buyer; (2) conflict with or result in a violation or breach of any provision of any Law applicable to Buyer; (3) except as set forth in this Section 4.2(b), of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Buyer is a party or by which Buyer is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any permit affecting the properties, assets or business of Buyer; or (4) result in the creation or imposition of any Encumbrance on any properties or assets of Buyer. No Consent of a Governmental Body is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Agreements.

5.	COVENANTS OF SELLER PRIOR TO THE CLOSING DATE

5.1	ACCESS AND INVESTIGATION

Between the date of this Agreement and the Closing Date, Seller will, and will cause each Acquired Company and its Representatives to: (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer’s Advisors”) full and free access to each Acquired Company’s personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer’s Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer’s Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request. To the extent that Buyer or Buyer’s Advisor’s have not executed a confidentiality and non-disclosure agreement in form and substance satisfactory to Seller, they shall do so before being provided access to Seller’s confidential information.

5.2	OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES

Between the date of this Agreement and the Closing Date, Seller will, and will cause each Acquired Company to:

(a)	conduct the business of such Acquired Company only in the Ordinary Course of Business;

(b)

preserve intact the current business organization of Acquired Company, keep available the services of the current officers, employees, and agents of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;

(c)	confer with Buyer concerning operational matters of a material nature; and

(d)	otherwise report periodically to Buyer concerning the status of the business, operations, and finances of such Acquired Company.

5.3	NEGATIVE COVENANT

Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, and will cause each Acquired Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events will have a materially adverse impact on the Acquired Companies.

5.4	NOTIFICATION

Between the Closing Date and the Share Transfer Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller’s representations and warranties as of the date of this Agreement, or if Seller or becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Section 5.4 or of the occurrence of any event that may make the satisfaction of the conditions in Article 6 impossible or unlikely.

5.5	NON-COMPETITION; NON-SOLICITATION

(a)

For a period of five (5) years from and after the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly (1) render services or give advice to, or affiliate with (as employee, partner, consultant or otherwise), (2) directly or indirectly through one or more of any of its Affiliates, own, manage, operate, control or participate in the ownership, management, operation or control of, any competitor or any division or business segment of any competitor, or (3) intentionally interfere in any material respect with the business relationships (whether formed prior or after the date of this Agreement) between any Acquired Company and customers or suppliers of such Acquired Company; provided, that nothing in this Section 5.5 shall prohibit such Seller or any of its Affiliates from acquiring or owning, directly or indirectly up to 2% of the aggregate voting securities of any competitor that is a publicly traded Person.

(b)

For a period of five (5) years from and after the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, solicit for employment or employ any Acquired Company employee; provided, however, that this restriction shall not prohibit Seller or any of its Affiliates from soliciting for employment or employing any such person (1) who contacts Seller (on his or her own initiative) in response to a public job advertisement or recruitment program not targeted at Employees or (2) who contacts Seller on his or her own initiative.

(c)

Seller acknowledges that a breach or threatened breach of this Section 5.5 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)

Seller acknowledges that the restrictions contained in this Section 5.5 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. If, at the time of enforcement of the covenants contained in this Section 5.5 or employment of anyone responding to any such general solicitation, a court shall hold that the duration or scope restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration or scope reasonable under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum duration and scope permitted by Law. The covenants contained in this Section 5.5 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

5.6	ACQUISITION PROPOSALS

Prior to the earlier of the Closing or the termination of this Agreement, Seller will not, and will cause each Acquired Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company.

5.7	COMMERCIALLY REASONABLE EFFORTS

Between the date of this Agreement and the Closing Date, Seller will use Commercially Reasonable Efforts to effect the Contemplated Transactions.

5.8	DISTRIBUTIONS

Between the date of this Agreement and the Closing Date, Seller will not take any distributions of assets (including cash or any other tangible or intangible property of any type) from the Acquired Companies that would cause the Acquired Companies to have a net worth on the AFS of $2,700,000 or less.

5.9	CONFIDENTIALITY

Between the date of this Agreement and the Closing, Buyer and Seller will maintain in confidence, and will use Commercially Reasonable Efforts to cause the directors, managers, officers, employees, agents, and advisors of Buyer and the Acquired Companies to maintain in confidence any written, oral, or other information obtained in confidence from another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with any Law or other order of a Governmental Body. The party receiving such information shall be responsible for any failure to treat such information confidentially by such Person.

If the Contemplated Transactions are not consummated or this Agreement is terminated, each party will, and will use Commercially Reasonable Efforts to cause its directors, managers, officers, employees, agents, and advisors to, destroy, upon request, all documents and other materials, and all copies thereof, obtained by the receiving party or on its behalf from the other party to this Agreement or an Acquired Company in connection with this Agreement or any Ancillary Agreement that are subject to such confidence. Whether or not the Closing takes place, Seller waives, and will upon Buyer’s request cause the Acquired Companies to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Acquired Companies except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

5.10	UPDATE OF DISCLOSURE SCHEDULES

From and after the date of this Agreement until Closing, Seller shall from time to time update the Disclosure Schedules as may be required to satisfy the conditions set forth in this Agreement, provided that, in no event shall any update to the Disclosure Schedules pursuant to this Section 5.10 cure any breach of any representation or warranty of Seller contained in this Agreement, and shall not affect any Closing condition of Seller in Section 6.1 or Buyer’s indemnification rights under Article 8.

6.	CONDITIONS PRECEDENT TO CLOSE

6.1	CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSING

Seller’s obligation to consummate the Closing is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

(a)	Escrow Agent’s delivery of the Escrow Amount to Seller and BC pursuant to Section 2.4(a);

(b)	Buyer’s delivery of the Ancillary Agreements to Seller; and

(c)

The Buyer shall guarantee any bank loans identified on the Acquired Company Balance Sheets on the Closing Date and currently guaranteed by Seller up to the amount of the Seller’s guarantee, will work in good faith to have Seller removed as a guarantor on such loans and indemnify and hold Seller harmless from any liability for such loans.

6.2	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSING

Buyer’s obligation to consummate the Closing is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

(a)	Escrow Agent’s delivery of the Shares to Buyer;

(b)	Seller’s delivery of the Ancillary Agreements to Buyer;

(c)	Seller’s delivery of the Organizational Documents certified as of a recent date by the appropriate Governmental Body of the jurisdiction of organization of each Acquired Company;

(d)

Seller’s delivery of a certificate of good standing of equivalent status for each Acquired Company issued as of a recent date by the appropriate Governmental Body of the jurisdiction of organization of each Acquired Company;

(e)	Seller’s delivery of a signed certification pursuant to Treas. Reg. § 1.1445-2(b) that Seller (or Seller’s Affiliate) is not a foreign person within the meaning of Section 1445 of the Code;

(f)	Seller’s delivery of evidence of the receipt of all Consents that are required to effect the Contemplated Transactions;

(g)	Seller’s delivery evidence of the termination of any Contract between any Acquired Company and Seller or Seller’s Affiliates;

(h)	A certificate executed by Seller certifying the following:

(i)	Seller’s shall have performed all of its obligations hereunder required to be performed by it on or prior to the Closing Date; and

(ii)	The representations and warranties of Seller contained in Article 3 shall be true at and as of the Closing Date in all respects, as if made at and as of such date.

(i)

Seller’s delivery of all other documents, instruments or writings required to be delivered by Seller at or prior to the Closing pursuant to this Agreement or otherwise necessary to effect the intent hereof and such other documents as Buyer may reasonably request;

(j)

The absence of any Proceeding made, or Threatened to be made, by any Person asserting that such Person (1) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, or (2) is entitled to all or any portion of the Purchase Price payable for the Shares;

(k)	The satisfactory completion of the legal due diligence and the satisfactory completion of business and financial due diligence both as determined in Buyer’s sole discretion;

(l)	Seller’s delivery of the Disclosure Schedules prior to the Closing Date in form and substance satisfactory to Buyer as determined in Buyer’s sole discretion;

(m)	The purchase of 2% of the outstanding shares or other ownership interest in each of the Acquired Companies from Richard Justus; and

(n)	Approval of this Agreement by the Board of Directors of SGRP.

7.	TERMINATION

7.1	TERMINATION EVENTS

This Agreement may, by notice given prior to or at the Closing Date, be terminated:

(a)

by either Buyer or Seller if any of the conditions in Article 6 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of a party to comply with its obligations under this Agreement) and the Buyer or Seller, as the case may be, has not waived such condition on or before the Closing Date;

(b)	by mutual consent of Buyer and Seller;

(c)

by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before November 30, 2017, or such later date as the parties may agree upon; or

(d)	by Buyer if the average EBITDA for the years ended 2014-2016 inclusive is less than $1,400,000.

7.2	EFFECT OF TERMINATION

If this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 10.1 and 10.3 will survive; provided, however, that if this Agreement is terminated because of the Breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

8.	INDEMNIFICATION

8.1	SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

Subject to any limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is three (3) years from the Closing Date; provided, that the representations and warranties in (1) Sections 3.1, 3.2, 3.3, 3.23, 3.25, 3.26, 4.1 and 4.2 (“Fundamental Representations”) shall survive indefinitely and (2) Sections 3.11, 3.22 and 3.25 and Article 9 shall survive for the greater of the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 60 days. All covenants and agreements shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved

8.2	INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER

(a)

Subject to the other terms and conditions of this Article 8, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Acquired Companies) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(i)

any inaccuracy in or Breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii)	any Breach or non-fulfillment of any covenant or obligation to be performed by Seller pursuant to this Agreement.

(iii)

any Environmental, Health, and Safety Liabilities arising out of or relating to: (1)(A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Seller or any Acquired Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (2) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Seller or any Acquired Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Seller or any Acquired Company or by any other Person for whose conduct they are or may be held responsible; or

(iv)

any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Seller or any Acquired Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Acquired Companies prior to the Closing Date, or from Hazardous Material that was (1) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (2) Released or allegedly Released by Seller or any Acquired Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

(b)

Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 8.2.

(c)	Notwithstanding the foregoing, the indemnification obligations of the Buyer pursuant to this Section 8.2 shall be subject to the following limitations:

(i)

Seller shall not be liable to Buyer Indemnitee for the indemnification obligations under this Section 8.2 until the aggregate amount of all Losses with respect thereto exceeds Twenty-Five Thousand Dollars ($25,000) (the “Basket”), in which event the Seller shall be required to pay or be liable for all such Losses in excess of Twenty-Five Thousand Dollars ($25,000); provided, however, that the Basket shall not apply to claims based upon fraud, intentional misrepresentation or willful misconduct;

(ii)

Seller shall not be liable to Buyer Indemnitees for the indemnification obligations under this Section 8.2 (excluding indemnification obligations arising from Breaches of the Fundamental Representations to which no limitation will apply) that exceed Seven Hundred Fifty Thousand Dollars ($750,000) (the “Cap”); provided, however, that the Cap shall not apply to claims based upon fraud, intentional misrepresentation or willful misconduct.

(d)

Indemnity claims shall be reduced by, and to the extent, that Buyer Indemnitees shall actually receive cash proceeds under insurance policies, risk sharing pools, or similar arrangements specifically as a result of, and in compensation for, the subject matter of an indemnity claim by a Buyer Indemnitee; provided, that the availability of such proceeds for any indemnity claim shall not be a defense to such Claim or be utilized as a means of delaying indemnification payments hereunder.

(e)

For purposes of determining the amount of losses resulting from any breach of a representation or warranty, all qualifications or exceptions in any representation or warranty relating to or referring to the terms "material", "materiality", "in all material respects", "material adverse effect" or any similar term or phrase shall be disregarded, it being the understanding of the parties that for purposes of determining liability under this Article 8 the representations and warranties of the parties contained in this Agreement shall be read as if such terms and phrases were not included in them.

(f)	Any amounts received by Buyer pursuant to this Section 8.2 shall be for the benefit of Buyer’s account and not for the benefit of the Acquired Companies.

8.3	INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

Subject to the other terms and conditions of this Article 8, Buyer shall indemnify and defend each of Seller and Seller’s Representatives (collectively, the “Seller’s Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of (1) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (2) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, (3) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with the execution and delivery of this Agreement or the Ancillary Agreements, (4) any liability arising from the operation of the business of the Acquired Companies after the Closing Date, and (5) in the event that Seller is not released from the guaranty referenced in Section 6.1(c), any amount Seller is called upon to pay as a result of such guaranty as well as legal fees associated with the defense of any claim associated therewith.

8.4	RIGHT OF SET-OFF

Subject to the Basket, upon notice to Seller specifying in reasonable detail the basis for such set-off, Buyer may set off any amount to which it may be entitled against amounts otherwise payable, including amounts payable pursuant to any Ancillary Agreement. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the amount due. Neither the exercise of nor the failure to exercise such right of set-off or to give a notice of a Claim will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

(a)

If any Proceeding is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 6 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(b)	Seller hereby consents to arbitrate in Jacksonville, Florida. Any disputes under this Agreement will be settled under the rules set by the JAMS dispute resolution; each party shall bear its own costs.

8.5	CLAIMS

As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement that does not involve a third party claim, or the commencement of any suit, action or proceeding of the type described in Section 8.6, the Indemnified Person shall give notice to the Indemnifying Person of such claim, which notice shall, to the extent such information is reasonably available, specify the facts alleged to constitute the basis for such claim, the representations, warranties, covenants and obligations alleged to have been breached and the amount that the Indemnified Person seeks hereunder from the Indemnifying Person. Failure of the Indemnified Person to so give the notice required under this Section 8.5 shall not prevent an Indemnified Person from claiming indemnification with respect to such claim unless, and only to the extent that, such failure results in the forfeiture of rights and defenses otherwise available with respect to such claim or otherwise results in actual prejudice to the Indemnifying Person. The term “Indemnified Person” shall mean either a Seller’s Indemnitee or Buyer’s Indemnitee, as applicable, and the term “Indemnifying Person” shall mean the party indemnifying the other.

8.6	NOTICE OF THIRD PARTY CLAIMS; ASSUMPTION OF DEFENSE

The Indemnified Person shall give notice as promptly as is reasonably practicable, but in any event no later than thirty (30) days after receiving notice thereof, to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement (which notice shall, to the extent such information is reasonably available, specify in reasonable detail the nature and amount of such claim); provided, however, that the failure to so give such notice shall prevent an Indemnified Person from claiming indemnification with respect to such claim only if, and only to the extent that, such failure results in the forfeiture of rights and defenses otherwise available with respect to such claim or otherwise results in actual prejudice to the Indemnifying Person. The Indemnifying Person may, at its own expense, (1) participate in the defense of any such claim, suit, action or proceeding, and (2) so long as the claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Person and does not involve reputational or precedential issues that, in the reasonable judgment of Buyer, could be materially detrimental to Buyer or the Acquired Companies, upon notice to the Indemnified Person given within thirty (30) days of the Indemnifying Person’s receipt of the notice of commencement thereof, assume the defense thereof with counsel of its own choice for so long as the Indemnifying Person admits complete financial responsibility for such claim, suit, action or proceeding in writing and then conducts the defense of such claim actively, diligently and in good faith.

8.7	SETTLEMENT OR COMPROMISE

Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any such Proceeding of the kind referred to in Section 8.6 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.

9.	TAX MATTERS

9.1	TAX COVENANTS

(a)

Without the prior written consent of Buyer, Seller shall not, and shall cause Seller’s Representative to not, to the extent it may affect, or relate to, the Acquired Companies, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Acquired Companies in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action of Seller or any of Seller’s Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Acquired Companies) against any such Tax or reduction of any Tax asset.

(b)

All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)

Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Acquired Companies after the Closing Date with respect to a Pre-Closing Tax Period which expense shall be paid by the Acquired Company. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable Commercially Reasonable Efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within 10 days after receipt by Buyer of such notice, the disputed items shall be resolved by the Accountants and any determination by the Accountants shall be final. The Accountants shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. If the Accountants are unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Accountants’ resolution. The costs, fees and expenses of the Accountants shall be borne equally by Buyer and Seller. The preparation and filing of any Tax Return of an Acquired Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

9.2	TAX INDEMNIFICATION

Seller shall indemnify the Acquired Companies, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any Breach of or inaccuracy in any representation or warranty made in Section 3.25; (b) any loss attributable to any Breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Article 9; (c) all Taxes of the Acquired Companies or relating to the business of the Acquired Companies for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which an Acquired Company (or any predecessor of an Acquired Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on any Acquired Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. Buyer shall indemnify Seller for any Taxes Seller is required to pay with respect to Taxes accrued during the Post-Closing Tax Period by the Acquired Companies; provided, however that Buyer shall not indemnify Seller for any Pre-Closing Taxes, regardless of whether Seller was required to pay such Pre-Closing Taxes after the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Seller shall reimburse Buyer for any Taxes of the Acquired Companies that are the responsibility of Seller (or Buyer shall reimburse Seller, as the case may be) pursuant to this Section 9.2 within 10 days after payment of such Taxes by Buyer or any Acquired Company (or Seller as the case may be).

9.3	STRADDLE PERIOD

In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be.

(a)

in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)

in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

9.4	CONTESTS

Buyer agrees to give written notice to Seller of the receipt of any written notice by an Acquired Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article 9 (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

9.5	COOPERATION AND EXCHANGE OF INFORMATION

Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article 9 or in connection with any audit or other proceeding in respect of Taxes of any Acquired Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Acquired Companies for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of an Acquired Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

9.6	TAX TREATMENT OF INDEMNIFICATION PAYMENTS

Any indemnification payments pursuant to this Article 9 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

9.7	SURVIVAL

Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.25 and this Article 9 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

9.8	OVERLAP

To the extent that any obligation or responsibility pursuant to Article 8 may overlap with an obligation or responsibility pursuant to this Article 9, the provisions of this Article 9 shall govern.

10.	GENERAL PROVISIONS

10.1	EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

10.2	PUBLIC ANNOUNCEMENTS

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Seller shall, and shall cause the Acquired Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which the Acquired Companies’ employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

10.3	CONFIDENTIALITY

From and after the Closing, Buyer and Seller will maintain in confidence, and will use Commercially Reasonable Efforts to cause the directors, managers, officers, employees, agents, and advisors of Buyer and the Acquired Companies to maintain in confidence any written, oral, or other information obtained in confidence from another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with any Law or other order of a Governmental Body. The party receiving such information shall be responsible for any failure to treat such information confidentially by such Person.

If the Contemplated Transactions are not consummated or this Agreement is terminated, each party will, and will use Commercially Reasonable Efforts to cause its directors, managers, officers, employees, agents, and advisors to, destroy, upon request, all documents and other materials, and all copies thereof, obtained by the receiving party or on its behalf from the other party to this Agreement or an Acquired Company in connection with this Agreement that are subject to such confidence. Whether or not the Closing takes place, Seller waives, and will upon Buyer’s request cause the Acquired Companies to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Acquired Companies except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

10.4	NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided, that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to Seller:

Seller: Joseph L. Paulk
Attention:
Address:
Email:

Fax:

with a copy to:

Fisher, Tousey, Leas & Ball, P.A.
Attention: Marvin C. Kloeppel

501 Riverside Avenue, Suite 600

Jacksonville, Florida 32202
Email: mark.kloeppel@fishertousey.com

Fax: (904) 355-0233

If to Buyer:

SPAR Marketing Force, Inc.

1910 Opdyke Court

Auburn Hills, MI 48326

Attention: CEO

colivier@sparinc.com

Fax: (914) 332-0741

with a copy to:

Foley & Lardner LLP

777 E. Wisconsin Avenue

Milwaukee, WI 53202

Attention: Jason Hille

jhille@foley.com

Fax: (414) 297-4900

10.5	FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

10.6	WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not exclusive of any rights or remedies available at Law. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the party against whom the waiver is to be effective; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.7	ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

10.8	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Seller may not assign any of its rights under this Agreement without the prior consent of Buyer, which may be withheld at its sole discretion. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

10.9	SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.10	SECTION HEADINGS, CONSTRUCTION

The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding section or sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

10.11	GOVERNING LAW

This Agreement and the rights of the parties hereunder shall be interpreted and enforced in accordance with and governed by the laws of the State of New York, other than its laws respecting the choice of law. The parties each hereby submit to jurisdiction in Florida for the enforcement of this Agreement and hereby waive any and all personal rights under the laws of Florida to object to jurisdiction within the state for purposes of litigation to enforce this Agreement. The parties consent to exclusive jurisdiction and venue in the courts having jurisdiction over Duval County, Florida in connection with any action, suit, or other proceeding arising from, relating to, or in any way connected with this Agreement. Each party agrees that it will not assert in any such action, suit, or proceeding that it is not personally subject to the jurisdiction of such court, that the action, suit, or proceeding is brought in an inconvenient forum, and/or that the venue of the action, suit, or proceeding is improper.

10.12	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.13	SEVERABILITY

If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

10.14	Electronic Delivery.

This Agreement and the Ancillary Documents, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a photographic, photostatic, facsimile, portable document format (.pdf), or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party or to any such agreement or instrument, each other Party or thereto shall re execute original forms thereof and deliver them to all other Parties. No Party or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a Contract and each such Party forever waives any such defense.

10.15	MUTUAL WAIVER OF JURY TRIAL.

BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES HERETO WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES HERETO DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.16	NO RECOURSE AND RELEASE

Proceedings for Liabilities arising out of, or relating to, this Agreement, may be made only against (and are those solely of) the parties that are expressly identified in the preamble to this Agreement. Further, Seller releases the Acquired Companies and its respective Affiliates from any and all Liabilities to Seller, including any and all claims or causes of action that Seller has against any Acquired Company, its Affiliates, officers, directors and employees, arising out of, or relating to with (i) any Acquired Company or (ii) any interests or rights associated therewith.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyer: SPAR Marketing Force, Inc.		Seller:

By:		By:

A	Christiaan M. Olivier	B	Joseph L. Paulk
Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

CONSULTING AGREEMENT

See attached.

EXHIBIT B

eMPLOYMENT CONTRACT

See attached.

EXHIBIT C

escrow agreement

See attached.

EXHIBIT D

Noncompetition AND CONFIDENTIALITY agreement

See attached.

EXHIBIT E

promissory note

See attached.

Exhibit F

BONUS PAYMENT CALCULATIONS

The Bonus Payments for each year from 2018-2022 shall be calculated as follows:

(a)	if EBITDA is greater than or equal to $1,500,000, then Seller will be paid $50,000 within 60 days of Buyer’s delivery of the AFS in each such year.

(b)	if EBITDA is greater than $2,000,000, then Seller will be paid an additional $50,000 within 60 days of Buyer’s delivery of the AFS for a total of $100,000 for the year, in each such year.

(c)

if in any year from 2018-2021 EBITDA is less than $1,500,000, then the EBITDA in such year will be subtracted from $1,500,000 (the “Shortfall”), and the Shortfall will be added to the $1,500,000 threshold and the threshold for calculating any such Bonus Payment shall be thereby increased (the “Bonus Recoup”) for the subsequent year only.

(d)	if a Bonus Recoup is exceeded in the subsequent year, then Seller will be paid $50,000 that was unpaid from the prior year.

(e)

if in any year from 2018-2021 EBITDA is less than $2,000,000, then the EBITDA in such year will be subtracted from $2,000,000 (the “High Shortfall”), and the High Shortfall will be added to the $2,000,000 threshold and the threshold for calculating any such Bonus Payment shall be thereby increased (the “High Bonus Recoup”) for the subsequent year only.

(f)	if the High Bonus Recoup is exceeded in the subsequent year, then Seller will be paid $50,000 that was unpaid from the prior year.

(g)	any Bonus Recoup or High Bonus Recoup received in a given year will not impact the Bonus Payments paid to Seller if EBITDA in such year is greater than $1,500,000 or $2,000,000.